Exhibit 4(k)

CONFIDENTIALITY AGREEMENT

BETWEEN:	LIHIR MANAGEMENT COMPANY LIMITED, ARBN 059 005 766, as manager of LIHIR GOLD LIMITED ARBN 069 803 998, and LIHIR GOLD LIMITED in its own right, both of 7th Floor, Pacific Place, Cnr, Champion Parade & Musgrave Street, Port Moresby, Papua New Guinea (“Lihir”)

AND:	TECHNOLOGICAL SERVICES PTY LIMITED, A.B.N. 12 002 183557 known as Rio Tinto technical Services of 55 Collins Street, Melbourne, VIC 3001, Australia (“RTTS”)

Lihir and RTTS have entered into and will continue discussions concerning, and have undertaken and will continue to undertake activities in furtherance of, the Express Purpose. In the course of these discussions and activities, Lihir has and will continue to make Confidential Information available to RTTS and further Confidential Information will be generated by both parties. As a condition to these discussions and in consideration for Lihir disclosing the Confidential Information to and paying the relevant projects fees, RTTS is required to enter into this Agreement on the following terms:

1.	“CONFIDENTIAL INFORMATION” all confidential and proprietary information concerning existing and future technology and technical information, intellectual property, ideas, know how, trade secrets, mining, processing and commercial strategies, financial and contractual information, employees, consultants, training and other programs, concepts, concepts plans and business of Lihir which is or has been disclosed to RTTS in connection with the Express Purpose, or is generated by both parties or either of them in association with or furtherance of this Express Purpose. It includes the existence of any project referred to in the Express Purpose and the engagement of RTTS for it. It does not include information, which RTTS can provide:

1.1	either is or becomes available to the public other than as a result of disclosure by RTTS; or

1.2	is lawfully available to RTTS on a non-confidential basis from a third party entitled to make disclosure.

2.	“EXPRESS PURPOSE” means any project for which RTTS is engaged by Lihir from time to time, including in particular but without limitation the project to develop an order-of- magnitude study defining the viability of identified processing methods for the sub- economic resource.

3.	“INTELLECTUAL PROPERTY RIGHTS” means the rights comprised in any patent, copyright, design or trademark whether at common law or by statute, rights to apply for registration under a statute in respect of those or like rights and rights to protect trade secrets, know- how, goodwill or confidential information.

4.	“REPRESENTATIVES” means any director, officer, employee, contractor, or adviser of RTTS to whom the Confidential Information is or has been disclosed.

5.	INTERPRETATION. A reference to:

5.1	Confidential Information includes but is not limited to any verbal communication, documents, data, records, drawings, graphs, formulae, samples, electronic data and any other means by which the Confidential Information may be conveyed, stored or reproduced; and

5.2	any thing (including but not limited to any right) includes a part of that thing.

6.	CONFIDENTIALITY OBLIGATIONS. RTTS agrees that unless specifically and previously authorised by Lihir in writing it shall and it shall ensure that its Representatives (who shall be limited to only those who must strictly have access to the Confidential Information for the purpose of the Express Purpose) shall:

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6.1	not disclose, or allow anyone else to disclose, any Confidential Information to any other person;

6.2	not make use of any Confidential Information for any purpose other than for the Express Purpose; and

6.3	not apply for, or directly or indirectly assist any other person to apply for any Intellectual Property Rights or any other proprietary right in respect of any invention, process or design that is based on or utilises the Confidential Information;

6.4	keep the Confidential Information secure and protect it from unauthorized use, reproduction, access and damage or destruction; and

6.5	not copy or reproduce the Confidential Information other than as strictly necessary in furtherance of the Express Purpose.

7.	RETURN OF CONFIDENTIAL INFORMATION. Unless otherwise agreed in writing, on the termination of this Agreement or upon written notice by Lihir, all Confidential Information whether in hard copy or electronic form will be returned to Lihir within thirty (30) days of the date of such termination or notice.

8.	OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS. Nothing in this Agreement nor any disclosure of information by Lihir before or after its execution shall operate to confer any Intellectual Property Rights on RTTS.

9.	OTHER TERMS. RTTS acknowledge and agrees:

9.1	that any provision in this Agreement found to be invalid or unenforceable shall not affect any other provision in this Agreement;

9.2	that Lihir’s failure to insist on strict performance of any provision of this Agreement shall not be deemed a waiver of any subsequent breach of such provision;

9.3	that this Agreement shall not be construed to exclude the operation of any principle of law or equity intended to protect and preserve the confidentiality of the Confidential Information; and

9.4	that this Agreement shall be binding on each party’s successors and permitted assigns.

10.	GOVERNING LAW. This Agreement and the parties’ rights and obligations under it shall be governed by and interpreted in accordance with the laws of the State of Victoria.

11.	AGREEMENT TERM. This Agreement shall continue in force for a term of ten (10) years from its date.

SIGNED as an Agreement.

SIGNED for and on behalf of	)
LIHIR MANAGEMENT COMPANY	)
LIMITED	)
by and duly authorised officer in	)
the presence of:	)

/s/ N. Swan, M.D.

Signature

/s/	N. Swan, M.D.

Witness	Name & Title

31/5/04

Date

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SIGNED for and on behalf of	)
LIHIR GOLD LIMITED	)
by and duly authorised	)
officer in the presence of:	)

/s/ N. Swan, MD.

Signature

/s/	N. Swan, MD.

Witness	Name & Title

31/5/04

Date

SIGNED for and on behalf of	)
TECHNOLOGICAL SERVICES PTY LTD	)
by and duly authorised	)
officer in the presence of:	)

/s/

Signature

/s/	General Manager

Witness	Name & Title

26 May 2004

Date

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